Exhibit 11

                       CCF HOLDING COMPANY AND SUBSIDIARY
                        Computation of Per Share Earnings


                                                              Three Months Ended
                                                                 March 31, 1997

         Common stock - shares outstanding as of
            December 31, 1996, net of 4,168 treasury stock           911,732

         Unallocated ESOP shares as of December 31, 1996             (61,200)

         ESOP shares - committed                                         600

         Shares repurchased                                          (36,324)
                                                                  ----------

         Weighted average shares outstanding                         814,808
                                                                  ==========


         Net income per share                                     $      .04
                                                                  ==========


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